1. Name and Address of Reporting Person
   GRIFFITHS, BRIAN
   2300 Warrenville Road
   Downers Grove, IL 60515-1700
   USA
2. Issuer Name and Ticker or Trading Symbol
   ServiceMaster Company (SVM)
3. IRS or Social Security Number of Reporting Person (Voluntary)
4. Statement for Month/Year
   10/2002
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director                   ( ) 10% Owner
   ( ) Officer (give title below) ( ) Other (specify below)
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
+---------------------------------+----------+-------------+-----------------------------+----------------+-----------+------------+
|1. Title of Security             |2. Trans- |3. Trans-    |4. Securities Acquired (A)   |5. Amount of    |6. Owner-  |7. Nature   |
|                                 |   action |   action    |   or Disposed of (D)        |   Securities   |   ship    |   of In-   |
|                                 |   Date   |   Code      |                             |   Beneficially |   Form:   |   direct   |
|                                 |          |             |                             |   Owned at     |   Direct  |   Bene-    |
|                                 |  (Month/ |             |                             |   End of       |   (D) or  |   ficial   |
|                                 |   Day/   +-------+-----+-----------+------+----------+   Month        |   Indirect|   Owner-   |
|                                 |   Year)  |Code   |V    |Amount     |A/D   |Price     |                |   (I)     |   ship     |
+---------------------------------+----------+-------+-----+-----------+------+----------+----------------+-----------+------------+
Common stock $.01 par value        07/31/2002 J 4     V     11          A      $0.0000    741              I           Dir.Def.Fee
                                              <F1>                             <F2>                                    Trust

TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
+-------------+--------+----------+---------+-----------+---------------------+----------------+----------+--------+-------+-------+
|1.           |2.      |3.        |4.       |5.         |6.                   |7.              |8.        |9.      |10.    |11.    |
|             |        |          |         |           |                     |                |          |Number  |Owner- |       |
|             |        |          |         |           |                     |                |          |of      |ship   |       |
|             |        |          |         |           |                     |                |          |Deriv-  |Form of|       |
|             |        |          |         |           |                     |Title and Amount|          |ative   |Deriv- |       |
|             |        |          |         |           |                     |of Underlying   |          |Secur-  |ative  |Nature |
|             |Conver- |          |         |Number of  |                     |Securities      |          |ities   |Secur- |of     |
|             |sion or |          |         |Derivative |Date Exercisable     +-------+--------+          |Benefi- |ity:   |In-    |
|             |Exercise|          |         |Securities |and Expiration Date  |       |Amount  |          |cially  |Direct |direct |
|             |Price of|Transac-  |Transac- |Acquired(A)|(Month/Day/Year)     |       |or      |          |Owned   |(D) or |Bene-  |
|Title of     |Deriv-  |tion Date |tion Code|Disposed(D)+----------+----------+       |Number  |Price of  |at End  |In-    |ficial |
|Derivative   |ative   |(Month/   +------+--+-----+-----+Date Exer-|Expira-   |       |of      |Derivative|of      |direct |Owner- |
|Security     |Security|Day/Year) |Code  |V |(A)  |(D)  |cisable   |tion Date |Title  |Shares  |Security  |Month   |(I)    |ship   |
+-------------+--------+----------+------+--+-----+-----+----------+----------+-------+--------+----------+--------+-------+-------+
1997 Option    $11.2222                                             02/12/2007 Common                      38250    D
Plan (Right to                                                                 stock
Buy)                                                                           $.01
                                                                               par
                                                                               value
2001 Dir.      $10.02                                               04/26/2008 Common                      15000    D
Stock Option                                                                   stock                       <F3>
(Right to Buy)                                                                 $.01
                                                                               par
                                                                               value
2001 Dir.      $13.972  05/03/2002 A      V  15000       04/15/2002 04/14/2009 Common  15000    $0.0000    15000    D
Stock Option                                                                   Stock
(Right to Buy)
Non-Emplee     $8.4788                                              09/29/2010 Common                      9190     D
Dir.Dis.                                                                       stock
Option (Right                                                                  $.01
to Buy)                                                                        par
                                                                               value
Non-Emplee     $8.7232                                              12/30/2010 Common                      5034     D
Dir.Dis.                                                                       stock
Option (Right                                                                  $.01
to Buy)                                                                        par
                                                                               value
Non-Emplee     $9.0916                                              09/29/2011 Common                      6077     D
Dir.Dis.                                                                       stock
Option (Right                                                                  $.01
to Buy)                                                                        par
                                                                               value
Non-Emplee     $9.1     09/30/2002 A <F4>    7919        09/30/2002 09/29/2012 Common  7919     $0.0000    7919     D
Dir.Dis.                                                                       Stock
Option (Right
to Buy)
Non-Emplee     $9.7856                                              03/30/2010 Common                      5646     D
Dir.Dis.                                                                       stock
Option (Right                                                                  $.01
to Buy)                                                                        par
                                                                               value
Non-Emplee     $10.2319                                             06/29/2010 Common                      5954     D
Dir.Dis.                                                                       stock
Option (Right                                                                  $.01
to Buy)                                                                        par
                                                                               value
Non-Emplee     $11.81                                               12/31/2011 Common                      7091     D
Dir.Dis.                                                                       stock
Option (Right                                                                  $.01
to Buy)                                                                        par
                                                                               value
Non-Emplee     $13.2069                                             09/29/2009 Common                      8367     D
Dir.Dis.                                                                       Stock
Option (Right
to Buy)
Non-Emplee     $15.5231                                             06/30/2009 Common                      3559     D
Dir.Dis.                                                                       stock
Option (Right                                                                  $.01
to Buy)                                                                        par
                                                                               value
Non-Emplee     $15.7392                                             03/30/2008 Common                      3780     D
Dir.Dis.                                                                       stock
Option (Right                                                                  $.01
to Buy)                                                                        par
                                                                               value
Non-Emplee     $17.1913                                             03/30/2009 Common                      4203     D
Dir.Dis.                                                                       stock
Option (Right                                                                  $.01
to Buy)                                                                        par
                                                                               value
Non-Emplee     $18.0413                                             09/29/2008 Common                      3298     D
Dir.Dis.                                                                       stock
Option (Right                                                                  $.01
to Buy)                                                                        par
                                                                               value
Non-Emplee     $18.6788                                             12/30/2008 Common                      3489     D
Dir.Dis.                                                                       stock
Option (Right                                                                  $.01
to Buy)                                                                        par
                                                                               value
Non-Emplee     $19.3588                                             08/28/2002 Common                      2781     D
Dir.Dis.                                                                       stock
Option (Right                                                                  $.01
to Buy)                                                                        par
                                                                               value
Non-Emplee     $9.2593                                              02/15/2006 Common                      10125    D
Dir. Share                                                                     Stock
Plan (Right to
Buy)

Explanation of Responses:

<F1>
Deferral of Directors fees into Directors Deferred Fee Trust.
<F2>
Directors Deferred Fee Trust includes shares acquired through the dividend reinvestment feature of the plan from January through July, 2002 at prices ranging from $10.697 to $14.037.
<F3>
The option is exercisable in five equal annual installments beginning on the first anniversary of the date of the grant.
<F4>
Director's fees taken in discounted options.

SIGNATURE OF REPORTING PERSON
/s/ Sandra L. Groman

DATE
10/02/2002